UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 2, 2012 (March 30, 2012)

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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Hans Olav Kvalvaag as Director

As further discussed in Item 8.01 below, the TFG Radiant Transaction (as defined below) closed on March 30, 2012. As a result, Norsk Hydro Produksjon AS (“Norsk Hydro”) no longer holds any of the Company's common stock and TFG Radiant Investment Group Ltd. (“TFG Radiant”) now holds approximately 39% of the Company's outstanding common stock.

Following the closing of the TFG Radiant Transaction, Hans Olav Kvalvaag, a designated representative of Norsk Hydro, resigned from the Company's Board. Mr. Kvalvaag did not leave the Company because of any disagreement with the Company. Under the Stockholders' Agreement dated March 13, 2007 between the Company and Norsk Hydro, Norsk Hydro no longer has any rights to designate a representative of Norsk Hydro to the Company's Board.

Following the closing of the TFG Radiant Transaction, pursuant to the Amended and Restated Stockholders' Agreement between the Company and TFG Radiant, TFG Radiant now has the right to designate a second representative for election to the Company's Board. TFG Radiant has not yet designated a second representative for such election.

Item 8.01.	Other Events.
Closing of Share Purchase between TFG Radiant and Norsk Hydro

On January 4, 2012, the Company issued a press release announcing that TFG Radiant had agreed to purchase 8,067,390 shares of the Company's common stock then owned by Norsk Hydro for $4 million, or approximately $0.50 per share (the “TFG Radiant Transaction”). The TFG Radiant Transaction closed on March 30, 2012. As a result, Norsk Hydro no longer holds any of the Company's common stock and TFG Radiant holds approximately 39% of the Company's common stock.

Amended and Restated Stockholders Agreement

The Company previously entered into a Stockholders Agreement with TFG Radiant (the “Prior Stockholders Agreement”) dated August 12, 2011 in connection with TFG Radiant's prior investment in the Company. In connection with the TFG Radiant Transaction, on December 30, 2011, the Company entered into an Amended and Restated Stockholders Agreement with TFG Radiant (the “Amended and Restated Stockholders Agreement”). The Amended and Restated Stockholders Agreement became effective upon the closing of the TFG Radiant Transaction and has replaced and superseded the Prior Stockholders Agreement.

Among other things, the Amended and Restated Stockholders Agreement provides that:

(a)	TFG Radiant may designate a second representative for election to the Company's Board at any time as TFG Radiant beneficially owns 25% of the Company's outstanding common stock;

(b)	TFG Radiant may designate a third representative for election to the Company's Board at any time as TFG Radiant beneficially owns 45% of the Company's outstanding common stock; and

(c)
Until December 31, 2013, TFG Radiant will not, without prior approval of the Company's Board (x) acquire more than 42% of the Company's issued and outstanding shares of common stock prior to any exercise of the “Tranche 2” option held by TFG Radiant, or (y) 53% of the issued and outstanding shares of Common Stock of the Company following any exercise of the Tranche 2 option. These restrictions will terminate in certain circumstances specified in the agreement.

Amended and Restated Registration Rights Agreement

The Company previously entered into a Registration Rights Agreement (the “Prior Registration Rights Agreement”) with TFG Radiant dated August 12, 2011 in connection with TFG Radiant's prior investment in the Company. The registration rights granted under the Prior Registration Rights Agreement lapsed in October 2011 upon the approval by the Company's stockholders of the Tranche 2 option granted to TFG Radiant in August 2011.

In connection with the TFG Radiant Transaction, on December 30, 2011, the Company entered into an Amended and Restated Registration Rights Agreement with TFG Radiant (the “Amended and Restated Registration Rights Agreement”). The Amended and Restated Stockholders Agreement became effective upon the closing of the TFG Radiant Transaction, at which time it replaced and superseded the Prior Registration Rights Agreement.

Under the terms of the Amended and Restated Registration Rights Agreement, TFG Radiant now has certain demand and piggy-back registration rights with respect to shares of the Company's common stock owned by TFG Radiant.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
99.1 Press Release titled "TFG Radiant Increases Ownership in Ascent Solar" dated April 2, 2012

Forward-Looking Statements
This Current Report on Form 8-K, including its exhibits, contains forward-looking statements. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “intend,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under “Risk Factors” contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

April 2, 2012	By:	/s/ Gary Gatchell
Name: Gary Gatchell
Title: Chief Financial Officer and Secretary